Exhibit 99.1

SUNWORKS REPORTS SECOND QUARTER 2022 RESULTS

PROVO, UT., August 9, 2022 - Sunworks, Inc. (NASDAQ: SUNW), a leading provider of solar power and battery storage solutions for residential, agriculture, commercial, industrial, and public works markets, today announced financial results for the second quarter of 2022.

SECOND QUARTER 2022 RESULTS

(As compared to the Second Quarter 2021)

●	Total revenue of $36.4 million, a 13.4% increase
●	Gross profit of $16.9 million, a 11.4% increase
●	Residential Solar segment revenue of $32.5 million, a 42% increase
●	Commercial Solar Energy segment revenue of $3.9 million, a $5.4 million decrease
●	Total Residential Solar Segment originations increased 70% year over year and 37% sequentially
●	Total Commercial Solar Energy segment orders of $23.7 million
●	Total backlog increased 51% to $96.9 million and $33M sequential growth driven by improved residential and commercial demand

As previously disclosed, Sunworks acquired Solcius on April 8, 2021. While second quarter 2022 results include a full quarter of financial contribution from Solcius, second quarter 2021 results include acquisition-related contributions for the period commencing April 8, 2021.

“During the second quarter, we demonstrated measurable progress on our business transformation strategy, while continuing to capitalize on increased demand for our integrated solar solutions,” stated Gaylon Morris, Chief Executive Officer of Sunworks. “Net revenue and gross profit each increased on a year-over-year basis in the second quarter, driven by strong residential demand, while both orders and backlog increased to multi-year highs.”

“Within our Residential Solar segment, total watts installed increased by nearly 35% versus prior-year levels, as concerns around rising energy costs and grid reliability have led to increased consumer adoption of our rooftop solar solutions,” continued Morris. “During the last year, we’ve continued to build-out a robust direct salesforce, a team that now is delivering nearly 25% of our originations, while maintaining margin discipline. Operationally, we have begun to test a regionally oriented, decentralized approach, one that we expect will significantly reduce the time-to-installation, while improving customer retention.”

“Within our Commercial Solar Energy (“CSE”) segment, order activity accelerated meaningfully in the second quarter, positioning the segment for improved performance as we look to the second half of 2022,” continued Morris. “During the second quarter, CSE secured a multi-year high of $23.7 million in new orders, due to strengthening demand for commercial and public works solar projects.”

“While disruptions to the global supply chain and tariff-related policy concerns have both constrained module availability and contributed to higher materials costs, we’ve taken action to expand our supplier relationships, while opportunistically increasing prices to offset labor and materials inflation,” continued Morris. “On a year-to-date basis, we’ve implemented several price increases to counter recent inflationary pressures, the impact of which are expected to benefit our margin realization beginning in the third quarter 2022.”

“Exiting the second quarter, we had total backlog of nearly $97 million, versus $63 million at the end of the first quarter 2022,” concluded Morris. “Looking ahead, we intend to fully capitalize on the demand conditions across both our residential and commercial end-markets, leveraging our growing direct sales capabilities, expanded sourcing relationships and decentralized operating model, while continuing to position the business for profitable growth.”

“We look forward to final resolution on the Inflation Reduction Act currently before congress which, if passed into law, will provide long-term tax credits designed to incentivize the deployment of clean energy technologies, including solar,” noted Morris. “Included within the proposed legislation is a potential, ten-year extension of the investment tax credit that we believe could serve to further accelerate adoption, while lowering the total cost of ownership for consumers.”

STRATEGIC UPDATE

Increase the velocity of installation. Sunworks believes a reduction in the time required to install a residential solar installation improves both pricing power with third-party channel relationships and customer retention. Following a recent pilot test in which the Company decentralized all design, permitting and scheduling activities to Company representatives, Sunworks was able to significantly reduce installation times. The Company is currently mapping Company-wide workflow in order to leverage these benefits to scale.

Expand cost-efficient direct sales channel. Sunworks has embarked on a multi-year initiative to develop a robust, direct sales team designed to complement its third-party channel partners. This direct sales team is incentivized to develop business across the residential markets where Sunworks operates, with an emphasis on rooftop solar installations. During the second quarter 2022, the direct sales team was responsible for nearly 15% of total installation revenue, versus approximately 5% in the prior-year period.

Drive efficient sourcing and procurement. The Company intends to shift an increased proportion of its sourcing from third-party distribution channels toward U.S. based original equipment manufacturers, an approach that will allow for improved surety of supply at a lower average cost. Sunworks believes that the Executive Order executed by President Biden in June 2022 suspending the collection of anti-dumping and countervailing duties (AD/CVD) of certain solar cells and modules exported from Cambodia, Malaysia, Thailand, and Vietnam for 24-months should have a favorable impact on material availability beginning in late 2022.

Drive sustained margin expansion. The Company believes key drivers of margin expansion include programmatic price increases; market share gains in both its core California commercial market and new geographic regions; reductions in lead times; optimization of its sales channel partner network; an increased mix of revenue derived from its direct sales force; increased productivity resulting from recent headcount investments; and the adoption of lean principles to reduce cost and drive continuous improvement. Sunworks expects to achieve improved margin realization in the second half of 2022, when compared to the first half of 2022, as recent performance improvement initiatives are further implemented.

SECOND QUARTER 2022 SUMMARY

For the three months ended June 30, 2022, Sunworks reported total revenue of $36.4 million, versus $32.1 million in the prior-year period. The year-over-year growth in revenue was attributable mainly to increased contributions from the Residential Solar segment, which benefited from a growth in installation volumes. Commercial Solar Energy revenue declined $5.4M compared to the prior year period, primarily driven by lower order intake in the preceding periods. During the second quarter, residential and commercial revenues represented 91% and 9% of total revenue, respectively.

Total gross profit increased to $16.9 million in the second quarter 2022, versus $15.1 million in the prior-year period. The year-over-year variance was primarily attributable to growth in customer acquisition and operational improvements throughout the business, including increased focus on accuracy in estimating, quoting and improved execution, partially offset by inflationary pressures on materials and labor.

The Company reported a net loss of $7.6 million in the second quarter 2022, or ($0.23) per basic share, versus a net loss of $1.9 million in the prior-year period, or ($0.07) per basic share. The year-over-year variance was primarily attributable to inflationary pressures on materials and labor, as well as investments to support anticipated growth in each of the Company’s segments.

Adjusted EBITDA was a loss of $5.7 million in the second quarter 2022, compared to a loss of $1.7 million in the second quarter 2021. A reconciliation of GAAP to non-GAAP financial measures is provided below.

As of June 30, 2022, the Company had total unrestricted cash of $12.1 million.

NON-GAAP FINANCIAL MEASURES

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding interest, taxes and depreciation and amortization. Adjusted EBITDA is further adjusted for non-cash stock-based compensation expense, goodwill impairment and acquisition transaction expenses. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.

	Three Months Ended		Year To Date
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Reconciliation of Net Loss to Adjusted EBITDA
Net Loss	$(7,585)	$(1,867)	$(15,792)	$(6,680)
PPP Loan Forgiveness	0	(2,881)	0	(2,881)
Stock-based compensation	371	1,113	1,655	1,264
Depreciation and amortization	1,312	1,905	2,595	1,970
Interest expense	59	21	66	30
Income Tax Expense	94	0	94	0
Acquisition Transaction Expenses	0	40	0	750
Adjusted EBITDA	$(5,749)	$(1,669)	$(11,382)	$(5,547)

SECOND QUARTER 2022 CONFERENCE CALL

A conference call will be held today at 1:00 P.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Sunworks’ website at https://ir.sunworksusa.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference on August 9, 2022:

Call Dial-In:	877-407-0789
Conference ID:	13731182

To listen to a replay of the teleconference through August 23, 2022:

Call Replay:	844-512-2921
Replay Passcode:	13731182

ABOUT SUNWORKS

Sunworks is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including residential, agricultural, commercial and industrial, federal, and public works. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All Sunworks’ employees uphold its guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com and www.solcius.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements regarding the impact of price increases, the Company’s ability to scale its decentralized operational model, the Company’s ability to increase margins, the strength of demand for the Company’s products, the Company’s ability to diversify sourcing of materials and the impact of federal regulation on material availability. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Sunworks. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sunworks’ reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR RELATIONS CONTACT

720.778.2415

IR@sunworksusa.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2022 AND DECEMBER 31, 2021

(in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$12,067	$19,719
Restricted cash	323	323
Accounts receivable, net	8,012	4,568
Inventory	18,822	10,219
Contract assets	19,637	14,498
Other current assets	4,748	4,154
Total Current Assets	63,609	53,481
Property and equipment, net	2,778	3,195
Finance lease right-of-use assets, net	1,488	1,407
Operating lease right-of-use assets	2,212	2,502
Deposits	139	132
Intangible assets, net	6,383	7,910
Goodwill	32,186	32,186
Total Assets	$108,795	$100,813

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$16,323	$11,127
Contract liabilities	19,417	12,201
Finance lease liability, current portion	440	424
Operating lease liability, current portion	967	993
Total Current Liabilities	37,147	24,745

Long-Term Liabilities:
Finance lease liability, net of current portion	618	542
Operating lease liability, net of current portion	1,245	1,509
Warranty liability	1,371	1,251
Total Long-Term Liabilities	3,234	3,302
Total Liabilities	40,384	28,047

Commitments and contingencies

Shareholders’ Equity:
Preferred stock Series B, $0.001 par value, 5,000,000 authorized shares; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 authorized shares; 32,934,822 and 29,193,772 shares issued and outstanding, at June 30, 2022 and December 31, 2021, respectively	33	29
Additional paid-in capital	199,433	187,997
Accumulated deficit	(131,052)	(115,260)
Total Shareholders’ Equity	68,414	72,766

Total Liabilities and Shareholders’ Equity	$108,795	$100,813

SUNWORKS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 and 2021

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Revenue, net	$36,397	$32,091	$67,593	$38,260

Cost of Goods Sold	19,532	16,953	36,697	23,031

Gross Profit	16,865	15,138	30,896	15,229

Operating Expenses:
Selling and marketing	14,318	10,165	26,548	11,396
General and administrative	8,525	6,738	15,961	10,190
Stock-based compensation	371	1,113	1,655	1,264
Depreciation and amortization	1,312	1,905	2,595	1,970

Total Operating Expenses	24,526	19,921	46,759	24,820

Operating Loss	(7,661)	(4,783)	(15,863)	(9,591)

Other Income (Expense)
Other income, net	51	2,886	53	2,890
Interest expense	(59)	(21)	(66)	(30)
Gain on disposal of property and equipment	178	51	178	51

Total Other Income, net	170	2,916	165	2,911

Loss before Income Taxes	(7,491)	(1,867)	(15,698)	(6,680)

Income Tax Expense	94	-	94	-

Net Loss	$(7,585)	$(1,867)	$(15,792)	$(6,680)

LOSS PER SHARE:
Basic	$(0.23)	$(0.07)	$(0.51)	$(0.26)
Diluted	$(0.23)	$(0.07)	$(0.51)	$(0.26)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	32,907,289	27,047,744	31,262,031	26,145,676
Diluted	32,907,289	27,047,744	31,262,031	26,145,676